Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

February 16, 2022

VIA ELECTRONIC MAIL

Amesite Inc.

607 Shelby Street

Suite 700 PMB 214

Detroit, Michigan 48226

Re:	Prospectus Supplement to Shelf Registration Statement on Form S-3 (File No. 333-260666)

Ladies and Gentlemen:

We have acted as counsel to Amesite Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated February 15, 2022, to the prospectus, dated November 1, 2021, and declared effective by the Commission on November 5, 2021. The Company has requested our opinion with respect to certain matters in connection with the offering for sale by the Company of (i) up to 3,750,000 share of the Company’s common stock, par value $0.0001 per share (the “Shares”), and (ii) warrants to purchase a number of Shares equal to five percent (5%) of the number of Shares sold to the public (up to an aggregate of 187,500 Shares) (the “Warrants”) to Laidlaw & Company (UK) Ltd. (“Laidlaw”), as representative of the several underwriters named in Schedule I to the Amended and Restated Underwriting Agreement, dated February 12, 2022, between the Company and Laidlaw (the “Underwriting Agreement”). Unless defined herein, capitalized terms have the meanings given to them in the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement on Form S-3 (File No. 333-260666) filed with the Commission which was declared effective on November 5, 2021, under the Securities Act (including any documents incorporated by reference therein, the “Registration Statement,” and the related prospectus included in such Registration Statement (including any documents incorporated by reference therein, the “Base Prospectus”));

●	the final prospectus supplement, which includes the Base Prospectus, filed February 15, 2022 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”);

●	the Underwriting Agreement;

●	the Form of Warrant;

●	the resolutions of the Board of Directors of the Company, adopted on February 14, 2022 authorizing/ratifying the execution and delivery of the Underwriting Agreement, the issuance and sale of the Shares and the Warrants, the preparation and filing of the Prospectus, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions, the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.	The shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares, the “Securities”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and the laws of the State of New York and, when the Warrant Shares are delivered to and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K. We express no opinion as to matters governed by any laws other than the DGCL.

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP